SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:

[ ]Preliminary Information Statement  [ ]Confidential, For Use Of The Commission
                                         Only (As Permitted By Rule 14c-5 (d)(2)
[X]Definitive Information Statement


                            DELSOFT CONSULTING, INC.
               ---------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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[ ]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

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          (2)  Aggregate number of securities to which transaction applies:

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          (3)  Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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          (4)  Proposed maximum aggregate value of transaction:

                                          $250,000
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          (5)  Total fee paid:

                                          $100
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[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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            First mailed to stockholders on or about April 12, 2001.

                            DELSOFT CONSULTING, INC.
                                 106 Bombay Lane
                                Roswell, GA 30076


To the Stockholders of Delsoft Consulting, Inc.:

     Enclosed is an Information Statement that we are sending to you in connection with the sale of our consulting division to Mega Professionals International, Inc., ("MPIC") a California corporation, for an amount to be determined at the Closing, but not to exceed $250,000, under the terms of a proposed Asset Sale and Purchase Agreement between Delsoft Consulting, Inc. and MPIC.

     Our board of directors has already approved the transaction. The consulting division represents a significant portion of the Company's present operations and assets, so the board of directors decided to seek stockholder approval as well. Our stockholders, who collectively hold a majority of the voting power of our common stock, have already approved the transaction by written consent. Therefore, this Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described in this Information Statement.

         We encourage you to read this Information Statement carefully.


                                                          Sincerely,
                                                          Adil Choksey
                                                          Acting President

                            DELSOFT CONSULTING, INC.
                                 106 Bombay Lane
                                Roswell, GA 30076

                              INFORMATION STATEMENT
                                       AND
                    NOTICE OF ACTION TAKEN WITHOUT A MEETING

                              Dated April 12, 2001


     This Information Statement and Notice of Action Taken Without a Meeting (collectively, the "Information Statement") is furnished to the stockholders of Delsoft Consulting, Inc., (the "Company") a Georgia corporation, to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of the Company's common stock that were entitled to vote on such action. This Information Statement also constitutes notice of action taken without a meeting as required by Section 14-2- 704 of the Georgia Business Corporation Code.

     The written consent approved the sale of the Company's Consulting Division to Mega Professionals International, Inc., ("MPIC") for a total purchase price to be determined at the Closing, but not to exceed $250,000, under the terms of a proposed Asset Sale and Purchase Agreement, or the definitive agreement. This transaction involves the sale of a significant portion of our assets, business and operations and, arguably constitutes a sale of substantially all of the assets of the Company within the meaning of Section 14-2- 1202 of the Georgia Business Corporation Code. Because a transaction subject to Section 14-2-1202 requires approval of a majority of the corporation's outstanding voting shares under Georgia law, the board of directors decided to seek approval by our stockholders for the sale of the consulting division to MPIC. A majority of the outstanding shares of our common stock signed the written consent. Therefore, all required corporate approvals of the transaction have been obtained. This
Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by the Securities Exchange Act of 1934.

 We Are Not Asking You for a Proxy and You Are Requested Not to Send Us a Proxy.

     The record date for determining stockholders entitled to receive this Information Statement has been established as of the close of business on March 28, 2001. As of the record date, we had 19,459,616 shares of common stock issued and outstanding. Each share of our common stock entitles its holder to one vote on all matters submitted to a vote of the stockholders.

                               SUMMARY TERM SHEET

     DelSoft Consulting, Inc. ("DelSoft" or the "Company") was founded in July 1996 as a professional services staffing firm, and has developed its technological and managerial capabilities as well as its infrastructure to the point that the Company is able to offer its clients value added services, including professional services staffing and solutions and application maintenance outsourcing (collectively referred to as "Solutions"). The Company markets its Solutions to both existing and potential clients on a long term and short term basis, with the objective of becoming one of such client's preferred providers of comprehensive information technology ("IT") services and Solutions. Our business primarily involves long term on site placement of IT consultants (hereinafter the "Consulting Division"). We also have a segment of our business that concentrates on short-term placement of IT consultants (hereinafter the "Staffing Division"). With the trend in the commercial market moving toward fully integrated information systems Solutions, the Company offers its clients a broad range of business and technical services as a service outsourcer and systems integrator capable of providing complex tool Solutions. This total Solutions approach includes proprietary software and tools, proven processes and methodologies, tested project management practices and resources management and procurement programs.

     We market our services and Solutions to senior executives in organizations of both existing and potential clients where technology-enabled change (primarily Internet centric) can have a significant competitive impact. We continue to identify opportunities to become a client's preferred provider of comprehensive information technology ("IT") services and Solutions.

     As of February 28, 2001, the Company and MPIC signed a binding letter of intent ("LOI") under which the basic terms to be included in the definitive agreement were established. The proposed definitive agreement is expected to be completed and executed no later than April 10, 2001, however, this could be extended at the request of either party.

     The following is a summary of the material terms of the proposed definitive agreement:

          o We will sell to MPIC the assets of our Consulting Division, including all of our accounts receivables accruing on or after January 15, 2001 and the goodwill of the business and most of the related intellectual property.

          o To the extent permitted under applicable immigration laws, most of the current employees of the Consulting Division will become employees of MPIC.

          o From the sale of the Consulting Division, we will receive an amount which is the greater of:

               a) The total outstanding balance due and payable on the Closing Date, as hereinafter defined, on a Promissory Note between the Company and Comerica Bank dated March 1, 1998 (the "Promissory Note"). The Company has agreed to waive any adjustments or credits in its favor against Comerica Bank, and agrees to modify the Promissory Note to provide that the amount owing to Comerica Bank as of March 1, 2001 shall not be less than $90,625.25 nor more than $250,000; or

               b) (i) $250,000 if the Company has 27 or more ongoing contracts as of May 1, 2001.

               (ii) $200,000 if the Company has at least 23 and no more than 26 ongoing contracts as of May 1, 2001.

               (iii) $150,000 if the Company has at least 19 and no more than 22 ongoing contracts as of May 1, 2001.

               (iv) $100,000 if the Company has at least 14 and no more than 18 ongoing contracts as of May 1, 2001.

          o MPIC shall have the option to convert any amounts paid to the Company or guaranteed on behalf of the Company into shares of common stock of the Company at a conversion price equal to a forty percent discount from the lesser of the closing bid price on either the date of the LOI or the date of conversion.

          o From the date of the LOI until the closing, MPIC shall have the exclusive option of merging with and into the Company. From the Closing Date and for a period of ten months thereafter, MPIC shall have the right of first refusal for any proposed merger between the Company and any third party.

          o We will not sell to MPIC, and will retain, all of our cash and accounts receivable of the Consulting Division that were due prior to January 15, 2001.

          o We have agreed that, for a period of 2 years, we will not compete with MPIC in the business that we have conducted through the Consulting Division.

          o The closing of the transactions contemplated in the proposed definitive agreement are projected to occur on May 2, 2001, approximately 20 days after the date of this Information Statement.

  The terms of the definitive agreement are more specifically described below.


                                  ACTIONS TAKEN

     Our board of directors authorized the sale of the Consulting Division and approved the material terms of the proposed definitive agreement by written consent on March 22, 2001.

     As of March 28, 2001, the record date for this transaction, a majority of the holders of the total number of outstanding shares of our common stock, approximately 51%, approved the sale of the Consulting Division and the proposed definitive agreement. As the transaction and the proposed definitive agreement have been approved by holders of a majority of the shares of our common stock, no proxies are being solicited with this Information Statement.

     You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and
Schedule 14C thereunder. The sale of the Consulting Division will not become effective until at least 20 days after the mailing of this Information Statement. This Information Statement is being mailed to the stockholders on or about April 12, 2001.

                           FORWARD-LOOKING STATEMENTS

     This Information Statement may contain forward-looking statements within the meaning of the federal securities laws. Such statements can be identified by the words "believes", "anticipates", "plans", "expects", and similar expressions. These forward-looking statements include, without limitation, statements about the planned sale of our Consulting Division. These forward-looking statements do not constitute assurances regarding our future operating results, including the planned sale of the Consulting Division. We cannot be assured of generating a significant amount of revenue or earning a profit from the sale of the Consulting Division. Our actual results could differ materially from those expressed or implied by these forward- looking statements due to various factors, including the risk that the planned sale of the Consulting Division may not be completed, and the risk factors described in our annual report on Form 10-KSB for the year ended June 30, 2000 and other periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934. We undertake no obligation to update publicly any forward-looking statements as new information becomes available or relevant events occur in the future.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

     The corporate actions described in this Information Statement will not afford our stockholders the opportunity to dissent from those actions or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

                     BACKGROUND OF AND REASONS FOR THE SALE

     From our inception through the fiscal year ended June 30, 2000, we focused our business on providing our clients with a one-stop shop for a broad range of IT applications Solutions and services. Historically, the substantial majority of the Company's Consulting Division projects have been client-managed. On client-managed projects, DelSoft provides long- term professional services as a member of the project team on a time-and-materials basis. On DelSoft-managed projects, DelSoft takes complete responsibility for project management and bills the client on either a time-and materials or fixed-price basis.

     The Solutions we offer include the following:

     (a) INTERNET CENTRIC SERVICES AND SOLUTIONS: We provide professional services to clients who are creating or weaving the Internet into their existing businesses to achieve e-commerce capabilities. A significant portion of our revenues are derived from professional services related to Internet consulting, including intranet, extranet, and website solutions.

     (b) PROFESSIONAL SERVICES STAFFING: Providing highly-skilled software professionals to augment the internal information management staffs of major corporations currently represents the majority of our business. We supply clients' staffing needs from among our diverse supply of software professionals. We expect that future revenues will be dependent on the number and scope of client engagements. Currently, our IT professionals have significant experience in mainframe, client/server, ERP, and CRM applications development and systems integration.

     We are headquartered in the metropolitan Atlanta area and have satellite offices in Indianapolis, Indiana and Ann Arbor, Michigan. Our Web site address is http://www.delsoft-consulting.com.

Consulting Division

     Sales and Marketing

     The Consulting Division sells its services to large organizations on a long term on-site project basis through a direct sales force. The Company has also aggressively pursued preferred vendor arrangements with large organizations. As a preferred vendor, the Company would be one of a limited number of service providers to a particular client, thus enabling it to sell its services more effectively. These contracts generally result in lower margins due to negotiated discounts, but are expected to generate higher and more steady revenues.

     Clients

     The Consulting Division provides its services and Solutions primarily to Fortune 1,000 companies with significant IT budgets and recurring staffing or software development needs. Substantially all of the Consulting Division's clients are large companies, major systems integrators or governmental agencies. The Consulting Division's strategy is to maximize its client retention rate and secure follow-on engagements by providing high quality services and client responsiveness.

     Two-thirds of the Company's net revenues for fiscal year 2000 were derived from only three clients: USA Group, Ernst & Young LLP and DRT. Most of the Company's projects, including those with its three major clients, are terminable by the client at any time without penalty. The loss of any significant client and/or project could have a material adverse effect on the Company's business, operating results and financial condition. Although Ernst & Young is a major client, the nature of the relationship is that the Company works with Ernst & Young on projects for their clients.

     Competition

     The IT services industry is highly competitive and is served by numerous national, regional and local firms, all of which are either existing or potential competitors of the Company. Currently, the Consulting Division's primary competitors include participants from a variety of market segments, including "Big Five" accounting firms, service departments of computer hardware and software companies, general management consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company's clients may elect to increase their internal IT resources to satisfy their Solutions needs. The Company believes that the principal competitive factors in the IT services industry include the range of services offered, technical expertise, responsiveness to client needs, speed in delivering IT Solutions, quality of service and perceived value. The Company believes that the range of services and Solutions that it offers combined with its diverse pool of labor resources gives the Company a competitive advantage in the IT marketplace.

     Intellectual Property Rights

     The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to Iprotect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property.

     The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. The intellectual property rights to the software developed by the Company in connection with a client engagement is typically assigned to the client.

     Although the Company's intellectual property has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial costs to, and diversion of effort by, the Company. Any infringement claim or litigation against the Company could, therefore, materially and adversely affect the Company's business, operating results and financial condition.

     Human Resources

     The Company's success depends in large part on its ability to attract, develop, motivate and retain highly skilled IT professionals. The Company's human resources department is dedicated full-time to recruiting IT professionals for both long- term and short-term assignments. The Company recruits in a number of countries and regions, including the United States, India, Canada, South America, Central America, Mexico, and the Philippines. The Company also advertises in various newspapers. In addition, the Company's employees are a valuable recruiting tool and are actively involved in referring new employees and screening candidates for new positions. DelSoft uses a standardized global selection process which includes interviews, tests and reference checks.

     The Company has a focused retention strategy that includes career planning, training and benefits. The Company's comprehensive benefits package includes Company-paid health insurance, a 401(k) plan, dental insurance, and green card processing. The Company uses stock options as part of its recruitment and retention strategy.

     Governmental Regulation of Immigration

     The Company's Solutions and services are not currently subject to direct regulation by any government or law other than regulations applicable to businesses generally.

     Some of DelSoft's consultants are citizens of other countries, most of whom are working in the United States under H1-B temporary visas. The H1-B visa, which is issued subject to approval by the Immigration and Naturalization Service, allows companies that can prove that they need workers with certain skills Americans cannot provide to hire foreign nationals for such jobs for up to six years. There was a statutory limit of 115,000 new H1-B visas that were permitted to be issued by the federal government fiscal year 2000. The statutory limit will be reduced to 107,500 for fiscal year 2001. The statutory limit will be 195,000 fiscal years 2002 and 2003. In years in which this limit is reached, the Company may be unable to obtain enough H1-B visas to bring sufficient foreign employees to the U.S. Moreover, the Company may have to replace existing employees whose H1-B visas expire at the end of their six year term with new employees, some of whom may also require visas. If the Company were unable to obtain H1-B visas for its employees in sufficient quantities or at a sufficient rate for a significant period of time, the Company's business, operating results and financial condition could be materially adversely affected.

     The Company spent approximately $16,000 on obtaining visas for the fiscal year ended June 30, 2000. Because some of its employees hold visas, the Company is obligated to maintain certain public access files. The cost of that effort is included in the amount disclosed above.

     Selling the Consulting Division

     In November 2000, our board of directors began to explore a range of strategic alternatives, including the possible sale of the Consulting Division.

     The Company has had a line of credit since March 1, 1998, most recently with Comerica Bank. However, Comerica Bank was unwilling to continue to advance any additional monies to the Company under that line of credit. The Company began to search for additional sources of funds for the purposes of assisting the Company with payroll and payroll related expenses.

     MPIC was among a number of companies initially contacted by the Company. Direct discussions between MPIC and the Company commenced in January 2001. Negotiations for the sale of the Consulting Division to MPIC continued for approximately two months. Although we held discussions with other interested parties, MPIC sustained the highest level of interest in acquiring this business.

     In the meantime our lack of working capital for future operations became a paramount concern for the board of directors. The Consulting Division, which we are selling to MPIC, contributed substantially to our operating loss for the fiscal year ended June 30, 2000. Our ability to finance both our Consulting and Staffing Business divisions declined substantially. In addition, our independent auditors advised us that, without substantial additional capital, or a commitment to provide such capital, our financial statements would be subject to a "going concern" qualification.

     In mid-February 2001, we resolved the principal terms for a sale of the Consulting Division to MPIC. Taking into account our liquidity and other business factors, the board of directors authorized us to sign a letter of intent ("LOI") with MPIC as of February 28, 2000. The terms of the LOI provided that the Company would pay a penalty in the amount of $75,000 in addition to any amounts paid either to or on behalf of the Company, if a the sale of the Consulting Division does not close.

               DESCRIPTION OF THE SALE OF THE CONSULTING DIVISION

Terms of the Definitive Agreement

               Assets to be Sold

     The assets being sold or licensed or otherwise transferred to MPIC as part of the sale of our Consulting Division are located at our facility in Roswell, Georgia. The assets being sold consist primarily of:

          o The Company's Intellectual Property or other proprietary rights and all business trademarks and associated goodwill and Intellectual Property necessary for developing, marketing, maintaining or licensing of services, or otherwise necessary for the operation of the Consulting Division;

          o The Company's accounts receivables accruing on or after January 15, 2001. Such receivables shall not include any accounts receivables, awards or judgments in favor of or due to be paid to the Company that accrued prior to January 15, 2001.

          o The Company's past and present mailing lists, customer lists, vendor lists, client lists, warranty information, standard forms of documents, manuals of operation or business procedures, and other similar information to the extent used or held for use in the operation of the business of the Consulting Division;

          o Employees of the Consulting Division and rights over any employee contracts between the Company and such employee;

          o Any H1-B visas currently held by the Company and any other immigration filings currently pending;

          o Any preferred vendor status held by Company in relation to the business of the Consulting Division; and

          o    The Company's rights related to the Company's website.

               Consideration

     In exchange for the sale of the assets described above, we will receive an amount to be determined at the Closing depending on the outstanding balance on the Promissory Note and the number of ongoing contracts as of May 1, 2001. MPIC will deliver the purchase price amount by check or wire transfer within 7 days after the closing of the transactions contemplated in the definitive agreement.

               Retained Assets

     We will continue to conduct business operations in our short-term Staffing Division. Therefore, the intellectual property, fixed assets, personal property and leaseholds used in our Staffing Division operations are excluded from the sale to MPIC. In addition, any accounts receivable from either division due to the Company prior to January 15, 2001 is excluded from the sale to MPIC.

               Covenant not to Compete

     We agreed that from the closing date or the date of termination of the definitive agreement, we will not compete, directly or indirectly, with MPIC in owning, managing, operating, controlling or being a consultant to any company in the business of providing Internet consulting services similar to those of the Consulting Division for a period of two years following the closing of the transaction.

               Covenant not to Hire

     We agreed not to offer employment to any employee of the Consulting Division for one year following the closing of the transaction.

               Representations and Warranties

     We made representations and warranties in favor of MPIC that relate to a number of matters, including:

          o    our due organization and good standing;

          o the authorization, execution, delivery and enforceability of the definitive agreement;

          o the disclosure of any material litigation and our compliance with laws;

          o the accuracy of financial statements of the Consulting Division and the absence of undisclosed liabilities since June 30, 2000;

          o our title to the assets to be sold and our ability to sell the assets without any third-party consents;

          o our ownership of or right to use, and the non-infringement of the rights of third parties to, intellectual property;

          o the absence of infringement of the intellectual property of the Consulting Division by third parties;

          o the absence of breaches of license agreements related to the Consulting Division;

          o the absence of conflict with or violation of any law, judgment or contract and our certificate of incorporation and bylaws;

          o    the filing of tax returns and the payment of taxes;

          o    our compliance with environmental laws and permits; and

          o    our labor relations.

     The definitive agreement also includes representations and warranties made by MPIC in favor of us that relate to a number of matters, including:

          o    MPIC's due organization and good standing;

          o the authorization, execution, delivery and enforceability of the definitive agreement; and

          o the absence of conflict with or violation of any law, judgment, contract and MPIC's articles of incorporation and bylaws.

          o    Covenant not to Solicit; Covenant not to Merge

     We agreed that between February 28, 2001 and the closing date or the date of termination of the definitive agreement, we will not authorize or permit the sale, disposition or encumbrance of the assets of the Consulting Division or consider or solicit any offers, engage in negotiations or make any agreement with respect to any such transaction. We also agreed not to enter into a merger or consolidation with any other entity during this same period.

               Conditions to Closing

     The obligation of MPIC to purchase the Consulting Division is subject to the satisfaction of the following conditions:

          o our representations and warranties contained in the definitive agreement are materially true and correct on the closing date as if made on that date;

          o we perform or comply with all of our covenants and agreements required by the definitive agreement prior to the closing date;

          o we execute and deliver to MPIC specified documents required to transfer the assets of the Consulting Division to MPIC;

          o    we deliver to MPIC an opinion of our counsel;

          o no action or proceeding by or before any governmental authority is instituted or threatened which prohibits or invalidates the sale;

          o MPIC enters into employment agreements with designated employees of the Consulting Division; and

          o neither the Consulting Division nor its assets suffer a material adverse change between the date of the definitive agreement and the closing date. For this purpose, a material adverse change will not includeconfirmed operating losses for the Consulting
               Division consistent with our historical operations through February 28, 2001.

     Our  obligation  to  sell  the  Consulting   Division  is  subject  to  the
satisfaction of the following conditions:

          o MPIC representations and warranties contained in the definitive agreement are materially true and correct on the closing date as if made on such date;

          o    MPIC   performs  or  complies  with  all  of  its  covenants  and agreements required by the definitive agreement to be performed prior to the closing date; and

          o no action or proceeding by or before any governmental authority is instituted or threatened which prohibits or invalidates the sale.

               Termination

     The definitive agreement may be terminated at any time prior to the closing date:

          o    by written consent of MPIC and us;

          o by MPIC or us if it is reasonably concluded that a condition to closing cannot be satisfied prior to May 1, 2001; or

          o by us if MPIC breaches, or by MPIC if we breach, our respective representations and warranties set forth in the definitive agreement if the breach is not cured within 20 business days following receipt by the breaching party of written notice of the breach from the non-breaching party.

     Neither party may terminate the definitive agreement if it is in material breach of its obligations or representations and warranties under the definitive agreement. The termination of the definitive agreement will not relieve any party of liability for any breach of the definitive agreement.

               Indemnification

     We agreed to indemnify MPIC for --

          o any liability relating to our business that is not expressly assumed by MPIC;

          o any liability related to the Consulting Division arising prior to the closing date;

          o any breach by us of our representations and warranties in the definitive agreement; and

          o our noncompliance with our covenants or agreements in the definitive agreement.

     For most matters, our indemnification obligation will survive the closing of the transaction for 16 months, and we will have no liability for indemnity under any representation or warranty for any claim not brought within that period.

     In addition, MPIC agreed to indemnify us for --

          o    any liability that is expressly assumed by MPIC;

          o any liability related to the Consulting Division arising after the closing date;

          o any breach by MPIC of its representations and warranties in the definitive agreement; and

          o MPIC's noncompliance with its covenants or agreements in the definitive agreement;


          Limitation of Remedies

     In the event of any claim arising out of the definitive agreement, the exclusive remedy of either party will be the right to terminate the agreement and/or the right of indemnification.

          Taxation

     We will recognize taxable income from the sale of assets set forth in the definitive agreement. We currently are losing money and have net operating loss carryforwards available. We have not yet determined what income tax consequences will arise from the transaction.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company is authorized to issue 100,000,000 shares of Common Stock, of which 19,459,616 shares were issued and outstanding on March 28, 2001. As of March 28, 2001 there were 1,996 shareholders of record. The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock as of March 28, 2001, by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock, (ii) each of the Company's directors and executive officers and (iii) all directors and executive officers as a group:

                                         SHARES                   PERCENT OF
                                         BENEFICIALLY             SHARES
BENEFICIAL OWNER*                        OWNED                    OUTSTANDING**
--------------------------------------------------------------------------------
Jerry Rosemeyer, Director                2,944,200(1)             15.13%

Adil Choksey, Director                   2,300,000(2)             11.82%

Patricia Meding, Director                  714,285(3)              3.67%

Gata Investments, Ltd.                   5,000,000                25.69%
PO Box 146
Town Mills South
La Rue Du Pre
St. Peter Port, Gurnsey GY13HZ

Cede & Co.                               9,012,104                46.31%
PO Box 222
Bowling Green Station
New York, NY 10274

ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP (3 PERSONS)          5,958,485                30.62%

* Unless otherwise indicated, the beneficial owner's address is the same as the Company's principal office.

** Percentages calculated on the basis of the amount of outstanding shares plus, for each person, any shares that person has the right to acquire within 60 days pursuant to options or other rights.

(1) Includes 500,000 shares subject to stock options which are currently exercisable.

(2) Includes 2,300,00 shares subject to stock options which are currently exercisable.

(3) Includes 714,285 shares held by Capital Advisory Partners, LLC a Limited Liability Company for which Ms. Meding is the Managing Member.

                           COMPANY CONTACT INFORMATION

     All inquiries  regarding  the Company  should be addressed to the Company's
principal  executive  offices:  Delsoft  Consulting,   Inc.,  106  Bombay  Lane,
Rosewell, GA 30076, attention: President; telephone (770) 518-4289.


                                             By Order of the Board of Directors:

                                              /s/ Adil Choksey
                                             -----------------------------------
                                             Adil Choksey


April 12, 2001